Exhibit 99.1

June 14, 2010

Isy Goldwasser, Chief Executive Officer
Symyx Technologies
3100 Central Expressway
Santa Clara, CA 95051

Dear Isy:

I am writing to provide you an update with respect to our proposal to acquire Symyx.  As you know, since commencing due diligence with you 10 days ago, we have worked virtually non-stop to analyze your business and refine our proposal.  We understand that you and your staff have worked equally hard to assist us in this review, and we sincerely appreciate the full measure of your cooperation.  We continue to believe in the inherent strength of the Symyx business and in the strategic fit with Certara.

Throughout this process you have repeatedly stressed the importance of our reaffirming our interest in acquiring Symyx for $6.75 per share after 10 days of due diligence.  For the reasons I discussed with you this evening and in the interest of maintaining a candid and productive dialogue I am writing to inform you that we will not be able to offer a transaction at $6.75 per share.  However, we remain convinced that we will be in a position to offer a substantial cash premium to your stockholders relative to the value of the Accelrys deal, and that your stockholders will conclude that our offer is superior.

We look forward to continuing to work with you, and to bring this process to a successful conclusion.

Sincerely,

CERTARA CORPORATION

/s/ Jim Hopkins

Jim Hopkins

CEO

1699 S. Hanley Road –Suite 200	Saint Louis, MO 63144	www.certara.com
Phone: (314) 647-1099	Fax: (314) 647-9241